Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Peerless Systems Corporation Amended and Restated 2005 Incentive Award Plan and to the incorporation by reference therein of our report dated March 17, 2005, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
November 1, 2005